                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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     Rule 14a-6(e)(2))
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[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 14a-11(c) or 14a-12

                                  Safeway Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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     (4)  Proposed maximum aggregate value of transaction:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

[SAFEWAY LOGO]

                                  SAFEWAY INC.
                           5918 STONERIDGE MALL ROAD
                           PLEASANTON, CA 94588-3229
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safeway Inc., a Delaware corporation (the "Company"), will be held at the San Ramon Marriott Hotel, 2600 Bishop Drive, San Ramon, California on Tuesday, May 9, 2000 at 1:30 p.m. for the following purposes:

     1. To elect three directors of the Company to serve for a term of three years and until their successors are elected and have qualified;

     2. To consider and vote upon a stockholder proposal requesting the Board of Directors to adopt a policy of removing genetically engineered foods from the Company's private label products, which proposal is opposed by the Board of Directors;

     3. To consider and vote upon a stockholder proposal requesting the Board of Directors to take the necessary steps to provide for cumulative voting, which proposal is opposed by the Board of Directors;

     4. To ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal year 2000; and

     5. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on March 14, 2000 will be entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least 10 days prior to the Annual Meeting, at the San Ramon Marriott Hotel, 2600 Bishop Drive, San Ramon, California.

     Whether or not you plan to attend the Annual Meeting in person, in order to ensure your representation, please vote by completing, signing, dating and promptly returning the enclosed proxy card by mail. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

                                          By Order of the Board of Directors,

                                          MICHAEL C. ROSS
                                          Secretary
Pleasanton, California
Dated: March 28, 2000

                                  SAFEWAY INC.
                           5918 STONERIDGE MALL ROAD
                           PLEASANTON, CA 94588-3229
                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders on behalf of the Board of Directors of Safeway Inc., a Delaware corporation ("Safeway" or the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company, to be held at the San Ramon Marriott Hotel, 2600 Bishop Drive, San Ramon, California on Tuesday, May 9, 2000, at 1:30 p.m. and at any and all adjournments thereof. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on March 31, 2000.

     Only stockholders of record at the close of business on March 14, 2000 will be entitled to vote at the meeting. At the close of business on March 14, 2000 there were 494,604,443 issued and outstanding shares of Common Stock. A majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business. Each share of Common Stock not in the treasury is entitled to one vote. There is no provision in the Company's Restated Certificate of Incorporation for cumulative voting.

     If shares are not voted in person, they cannot be voted on your behalf unless a signed proxy is given. Even if you expect to attend the Annual Meeting in person, in order to ensure your representation, please vote by completing, signing and dating the enclosed proxy and mailing it promptly in the enclosed envelope. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. If you receive two or more proxy cards, please vote with respect to each in accordance with the procedures described above to complete your representation. All shares represented by each properly executed and unrevoked proxy, in the accompanying form, will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable.

     Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the shares voting, which means that abstentions and broker non-votes will not affect the election of the candidates receiving the plurality of votes. In accordance with the Company's Bylaws, for purposes of determining the outcome of any other proposal as to which proxies reflect abstentions or broker non-votes, shares represented by such proxies will be treated as not present and not entitled to vote with respect to that proposal.

     The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telecopy and telephone, and personally by a few officers and regular employees of the Company who will not receive additional compensation for solicitation. Brokers, nominees and fiduciaries will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock. In addition, the Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation for a fee of approximately $7,500 plus expenses.

     The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business which will be presented for consideration at the Annual Meeting. However, if any such other business shall properly come before the Annual Meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors is divided into three classes. Each year the stockholders are asked to elect the members of a class for a term of three years or less, depending on the class to which the Board has assigned a director not previously elected by the stockholders. If a quorum is present in person or by proxy, the affirmative vote of a plurality of the voting power of the shares represented at the Annual Meeting and entitled to vote will be sufficient to elect directors.

     It is intended that the shares represented by proxies, in the accompanying form, will be voted for the election of the three nominees named below unless authority to so vote is withheld. All of the nominees have consented to being named herein and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

     The Board of Directors recommends the three nominees named below for election as directors. The three directors will be elected to office for a three-year term ending at the Annual Meeting in 2003 and until their successors are elected and have qualified.

     The following information, which has been provided by the directors, sets forth for each of the nominees for election to the Board of Directors and for each director whose term continues, such person's age and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on and the period during which such person has served as a Safeway director.

                                 2000 NOMINEES

     James H. Greene, Jr., age 49, has been a member of the Board of Directors since December 17, 1987. Mr. Greene is a General Partner of KKR Associates, L.P. ("KKR Associates") and was a General Partner of Kohlberg Kravis Roberts & Co. ("KKR") from January 1, 1993 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Mr. Greene is also a director of Accuride Corporation, CAIS Internet Inc., Intermedia Communications, Inc. and Owens-Illinois, Inc.

     Paul Hazen, age 58, has been a member of the Board of Directors since July 18, 1990. Mr. Hazen has been Chairman of Wells Fargo & Co. since January 1995. He was Chief Executive Officer of Wells Fargo & Co. and of Wells Fargo Bank, N.A., from January 1995 to November 1998. Mr. Hazen is also a director of E.piphany, Inc., Phelps Dodge Corporation and Vodafone AirTouch PLC.

     Hector Ley Lopez, age 52, has been nominated to become a director to serve in the class of directors whose term will expire in 2003. For the past five years he has been the General Director of Casa Ley S.A. de C.V. ("Casa Ley"), which operates 86 food and general merchandise stores in western Mexico. Safeway has a 49% ownership interest in Casa Ley.

                              CONTINUING DIRECTORS

     Steven A. Burd, age 50, has been a member of the Board of Directors since September 7, 1993 and has served as Chairman of the Board of Directors since May 12, 1998. He has been Chief Executive Officer of the Company since April 30, 1993 and President of the Company since October 26, 1992.

     Robert I. MacDonnell, age 62, has been a member of the Board of Directors since November 26, 1986. Mr. MacDonnell is a General Partner of KKR Associates and was a General Partner of KKR until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Mr. MacDonnell is also a director of Owens-Illinois, Inc.

     Peter A. Magowan, age 57, has been a member of the Board of Directors since November 26, 1986. He served as Chairman of the Board of Directors from November 26, 1986 to May 12, 1998. Mr. Magowan has been Managing General Partner and President of the San Francisco Giants since 1993. Mr. Magowan is also a director of Caterpillar, Inc. and DaimlerChrysler AG.

     George R. Roberts, age 56, has been a member of the Board of Directors since July 23, 1986. Mr. Roberts is a Founding Partner of KKR and KKR Associates. Effective January 1, 1996, he became a managing member of the limited liability company which serves as the general partner of KKR. Mr. Roberts is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., The Boyd's Collection, Ltd., Evenflo Company Inc., IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Corporation, Owens-Illinois, Inc., PRIMEDIA Inc., and Spalding Holdings Corporation.

     Rebecca A. Stirn, age 47, has been a member of the Board of Directors since May 11, 1999 and is currently a business consultant. She was Vice President, Sales and Marketing, North America, of Collagen Aesthetics, Inc. (formerly Collagen Corporation) ("Collagen"), which develops and manufactures human tissue treatment products, from January 1998 until the sale of Collagen in September 1999, and was Vice President, Global Marketing Strategy, of Collagen from January 1996 to January 1998. She was a consultant from March 1995 to January 1996.

     William Y. Tauscher, age 50, has been a member of the Board of Directors since May 12, 1998. Mr. Tauscher has been Chief Executive Officer of MainStreet USA Corporation ("MainStreet"), a newly formed marketing and technology e-commerce venture, since January 2000. He was Chairman of the Board of Vanstar Corporation ("Vanstar"), a technology service and networking company, from 1987, and Chief Executive Officer of Vanstar from 1988, until its acquisition by Inacom Corp. in February 1999. He was President of Vanstar from September 1988 to July 1995. Mr. Tauscher is also a director of Inacom Corp.

     Mr. MacDonnell and Mr. Roberts are brothers-in-law.

     Messrs. Burd, MacDonnell and Tauscher are in the class of directors whose term will expire in 2001.

     Messrs. Magowan and Roberts and Ms. Stirn are in the class of directors whose term will expire in 2002.

     Henry R. Kravis, whose term as director expires at the Annual Meeting, has advised the Company that he will resign from the Board effective upon conclusion of the Annual Meeting.

BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the beneficial ownership of Safeway's outstanding Common Stock as of March 14, 2000 by (i) each of Safeway's directors and nominees who is a stockholder, (ii) the Company's Chief Executive Officer, (iii) each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1999, (iv) all executive officers and directors of Safeway as a group and (v) each person believed by Safeway to own beneficially more than 5% of its outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. The address of KKR Associates, KKR 1996 GP L.L.C. ("KKR 1996 GP"), SSI Equity Associates, L.P. ("SSI Equity Associates") and SSI Partners, L.P. ("SSI Partners") is 9 West 57th Street, New York, New York 10019.

                                                            NUMBER OF SHARES
                                                              BENEFICIALLY     PERCENTAGE OF
                 NAME OF BENEFICIAL OWNER                       OWNED(1)         CLASS(1)
                 ------------------------                   ----------------   -------------
KKR Associates, L.P.(2)...................................     30,375,647           6.1
KKR 1996 GP L.L.C.(3).....................................      8,027,964           1.6
  James H. Greene, Jr.(4).................................        148,918             *
  Henry R. Kravis(5)......................................          4,516             *
  Robert I. MacDonnell(6).................................         85,504             *
  George R. Roberts(7)....................................          4,516             *
SSI Equity Associates, L.P.(8)............................      6,429,533           1.3
Paul Hazen................................................        300,000             *
Peter A. Magowan..........................................      2,752,352             *
Rebecca A. Stirn..........................................          3,457             *
William Y. Tauscher(9)....................................          6,700             *
Steven A. Burd(10)........................................      4,919,317             *
Kenneth W. Oder(10)(11)...................................      2,177,249             *
David G. Weed(10).........................................        353,300             *
Larree M. Renda (10)......................................        411,924             *
Michael C. Ross(10).......................................        799,374             *
All executive officers and directors as a group
  (19 persons, excluding Messrs. Greene, Kravis
  MacDonnell and Roberts)(9)(10)..........................     13,561,041           2.7
FMR Corp.(12).............................................     51,603,406          10.4

---------------
  *  Less than 1%

 (1) For purposes of this table, a person or a group of persons is deemed to have "beneficial ownership" as of a given date of any shares which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Messrs. Greene, Kravis, MacDonnell, Roberts, Edward A. Gilhuly, Perry Golkin, Michael W. Michelson, Paul E. Raether, Scott Stuart and Michael T. Tokarz, as general partners of KKR Associates, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Associates, but disclaim any such beneficial ownership. Messrs. Greene, Kravis, MacDonnell and Roberts are members of Safeway's Board of Directors.

 (3) Represents shares held by RFM Acquisition L.L.C., a limited liability company ("RFM Acquisition"), the senior member of which is KKR 1996 Fund L.P. The general partner with voting and investment control of KKR 1996 Fund L.P. is KKR Associates 1996 L.P., and the sole general partner of KKR Associates 1996 L.P. is KKR 1996 GP. Messrs. Greene, Kravis, MacDonnell, Roberts, Gilhuly, Golkin,

     Michelson, Raether, Stuart and Tokarz, as members of KKR 1996 GP, may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP, but disclaim any such beneficial ownership. Messrs. Greene, Kravis, MacDonnell and Roberts are members of Safeway's Board of Directors.

 (4) Represents 74,516 shares owned by Mr. Greene or jointly by Mr. Greene and his wife and 74,402 shares issuable upon exercise of stock options. Does not include 20,000 shares owned by Mrs. Greene, as to which Mr. Greene disclaims any beneficial ownership. Does not include 12,000 shares held in trust by Mrs. Greene for the benefit of their children, as to which Mr. Greene disclaims any beneficial ownership.

 (5) Does not include 800,000 shares held by Mr. Kravis as a trustee of an irrevocable trust created by Mr. Roberts for the benefit of his children (the "Roberts Trust"). As co-trustee, Mr. Kravis shares the authority to vote and dispose of the shares, but has no economic interest in the shares.

 (6) Represents shares issuable upon exercise of stock options. Does not include 120,000 shares held in an irrevocable trust created by Mr. MacDonnell for the benefit of his children (the "MacDonnell Trust") with respect to which Mr. MacDonnell disclaims any beneficial ownership.

 (7) Does not include 120,000 shares held by Mr. Roberts as a trustee of the MacDonnell Trust. As co-trustee, Mr. Roberts shares the authority to vote and to dispose of the shares, but has no economic interest in the shares. Does not include 800,000 shares held in the Roberts Trust with respect to which Mr. Roberts disclaims any beneficial ownership.

 (8) SSI Equity Associates is a Delaware limited partnership, the sole general partner of which is SSI Partners, L.P., a Delaware limited partnership. SSI Partners, in its capacity as general partner, may be deemed to own any shares beneficially owned by SSI Equity Associates. Messrs. Kravis, MacDonnell, Raether and Roberts, as general partners of SSI Partners, may be deemed to share beneficial ownership of any shares beneficially owned by SSI Partners, but disclaim any such beneficial ownership. Messrs. Kravis, MacDonnell and Roberts are members of Safeway's Board of Directors. Safeway is the sole limited partner of SSI Equity Associates. All of the warrants held by SSI Equity Associates are attributable to Safeway's limited partnership interests in SSI Equity Associates. Safeway intends to hold such warrants until they expire in November 2001 and not to exercise such warrants.

 (9) Includes 2,233 shares issuable upon exercise of stock options.

(10) Includes shares issuable upon exercise of stock options as follows: Mr. Burd, 4,462,262; Mr. Oder, 2,080,000; Mr. Weed, 335,000; Ms. Renda,
     375,000; Mr. Ross, 745,000; and all executive officers and directors as a group, 9,722,841. Does not include shares issuable upon exercise of stock options which are not vested and will not become vested within 60 days after March 14, 2000.

(11) Does not include 7,790 shares held by Mr. Oder as trustee of irrevocable trusts created by Mr. Burd for the benefit of his children. As trustee, Mr. Oder has the authority to vote and dispose of the shares, but has no economic interest in the shares.

(12) All information regarding FMR Corp. and its affiliates is based on information disclosed in the Schedule 13G, as amended, filed by FMR Corp., Edward C. Johnson 3d and Abigail Johnson on February 14, 2000 (the "FMR
     Schedule 13G"). According to the FMR Schedule 13G, (i) Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 47,850,770 of such shares as a result of acting as investment adviser to various investment companies, (ii) Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 3,179,355 of such shares as a result of its serving as investment manager of institutional account(s), (iii) Fidelity International Limited is the beneficial owner of 573,281 of such shares as a result of its providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, and (iv) FMR Corp. and Edward C. Johnson 3d each has sole dispositive power over 51,030,125 of such shares and sole voting power over 2,515,955 of such shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

     The Company's Board of Directors held four regular meetings and three special meetings in fiscal 1999. Each director, except Mr. Kravis, attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time such director served on the Board or committee. The Board of Directors has established the following standing committees: Audit Committee, Compensation and Stock Option Committee and Section 162(m) Committee. There is no standing Nominating Committee.

     Audit Committee: Paul Hazen, Chairman; Rebecca A. Stirn; William Y. Tauscher. As directed by the Board, the functions of the committee include recommending independent auditors to be employed by the Company; conferring with the independent auditors regarding their audit of the Company; reviewing the fees of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with the Company's internal auditors; reviewing with the independent and internal auditors the results of their examinations; and recommending changes in financial policies or procedures as suggested by the auditors. During fiscal 1999 the Audit Committee held three meetings.

     Compensation and Stock Option Committee: William Y. Tauscher, Chairman; James H. Greene, Jr., Paul Hazen, Robert I. MacDonnell and Rebecca A. Stirn. The functions of the committee are to review new or modified programs in the areas of executive salary and incentive compensation, deferred compensation and stock plans; to review direct and indirect compensation matters; and to review management's compensation actions for executive officers and other key personnel. During fiscal 1999 the Compensation and Stock Option Committee held three meetings.

     Section 162(m) Committee: Rebecca A. Stirn, Chairman; Paul Hazen. The functions of the committee are to approve grants of stock options to executive officers; establish performance goals with respect to performance-based compensation for executive officers; certify whether performance goals have been met before performance-based compensation is made to executive officers; and perform any other action required to be performed by a committee of "outside directors" (pursuant to Section 162(m) of the Internal Revenue Code of 1986), or by a committee of "non-employee directors" (pursuant to Rule 16b-3 under the Securities Exchange Act of 1934). During fiscal 1999 the Section 162(m) Committee did not hold any meetings.

     Director Compensation: Directors who are not employees of the Company or its subsidiaries were paid an annual fee of $40,000 in 1999.

     The 1999 Equity Participation Plan (the "Plan") generally provides for the grant to non-employee directors of options to purchase shares of Common Stock of the Company and requires non-employee directors to purchase shares of Common Stock as a condition to membership on the Board. The Plan provides for the grant of an option to purchase the number of shares of Common Stock equal to $200,000 divided by the Purchase Price (defined as 80% of the fair market value of a share of Common Stock on the date of grant) to (a) each non-employee director serving as of May 11, 1999 (the effective date of the Plan) who had not already received a grant under the Outside Director Equity Purchase Plan (the "Prior Director Plan") and (b) each non-employee director initially elected or appointed to the Board after May 11, 1999. The foregoing option grants are conditioned on the purchase by such non-employee directors of shares of Common Stock as set forth in the Plan.

     Pursuant to the Plan, each non-employee director also receives automatic grants of options to purchase 2,000 shares of Common Stock as of the date of each annual meeting of stockholders occurring after such director's initial election to the Board. In addition, the Plan provides that any non-employee director who received an initial grant of stock options under the Prior Director Plan, but had not yet received a grant of stock options after three continuous years of service as provided under the Prior Director Plan, will be granted non-qualified stock options to purchase 100,000 shares of Common Stock after serving on the Board for three continuous years. All director options vest ratably over a three-year term.

     Under the Deferred Compensation Plan for Safeway Directors, a non-employee director may elect to defer, until a specified calendar year or until retirement from the Board, all or any portion of the director's cash compensation. The director may elect to have such compensation credited to a cash credit account (which accrues interest at the prime rate) or a stock credit account (based on an equivalent number of shares of Common Stock that could have been purchased with the deferred compensation). All distributions of a director's cash or stock credit account are made in cash.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Mr. Magowan resigned from his position as Chief Executive Officer of the Company effective April 30, 1993 and from his position as Chairman of the Board of the Company on May 12, 1998. He continues to serve as a director of the Company and commenced receiving an annual director's fee effective January 1, 1998. Mr. Magowan continues to receive insurance benefits and, upon his retirement from the Company in April 1997, became entitled to receive retirement benefits in accordance with the terms of the Company's qualified retirement plan of $70,089 per year, and an additional $566,843 per year from the Company.

     During 1999, the Company sold approximately $3.97 million in private label products to Casa Ley for resale in Casa Ley's retail stores, and Casa Ley sold approximately $307,890 in food products to the Company for resale in the Company's retail stores. It is anticipated that purchases of a similar magnitude of such products will be made in 2000. Hector Ley Lopez, a nominee for election as a director at the Annual Meeting, is the General Director of Casa Ley. Safeway has a 49% ownership interest in Casa Ley, and the remaining 51% is owned by adult members of the Ley family, including Hector Ley Lopez (who individually has a less than 10% equity interest in Casa Ley).

     In July 1999, the Company entered into a loan agreement with Dick W. Gonzales, Senior Vice President, pursuant to which the Company loaned Mr. Gonzales $400,000 under a promissory note in connection with Mr. Gonzales' relocation to northern California. The note is secured by Mr. Gonzales' residence, bears no interest and is due in July 2004. During fiscal 1999, the largest aggregate amount of indebtedness outstanding for Mr. Gonzales was $400,000, and Mr. Gonzales remained indebted to the Company for this amount as of March 14, 2000.

     See COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION for additional relationships and transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) of Common Stock with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and greater-than-ten-percent holders are required to furnish the Company with copies of all such forms which they file.

     To the Company's knowledge, based solely on the Company's review of copies of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that for fiscal 1999 all filing requirements applicable to its officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1999, 1998 and 1997 for the Chief Executive Officer and the four most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 1999.

                           SUMMARY COMPENSATION TABLE
                             (DOLLARS IN THOUSANDS)

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                      ANNUAL            AWARDS
                                                                   COMPENSATION      ------------
                                                                 ----------------     SECURITIES
                                                                 SALARY    BONUS      UNDERLYING
              NAME AND PRINCIPAL POSITION                YEAR    ($)(A)    ($)(B)     OPTIONS(#)
              ---------------------------                ----    ------    ------    ------------
Steven A. Burd.........................................  1999     750      1,011             --
  Chairman, President and CEO                            1998     750      1,125      1,200,000
                                                         1997     687        631             --
Kenneth W. Oder........................................  1999     500        524             --
  Executive Vice President                               1998     500        600             --
                                                         1997     452        324        600,000
David G. Weed..........................................  1999     339        338             --
  Executive Vice President and CFO                       1998     271        298        100,000
                                                         1997     304        260             --
Larree M. Renda........................................  1999     314        313        150,000
  Executive Vice President                               1998     284        312             --
                                                         1997     216        113        100,000
Michael C. Ross........................................  1999     362        263        100,000
  Senior Vice President, Secretary                       1998     344        275             --
  and General Counsel                                    1997     320        191             --

---------------
(a) 1997 salary amounts include an additional week because fiscal 1997 was a 53-week year.

(b) Represents cash and stock bonuses earned by the named individual during the fiscal year indicated.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Greene, Hazen and MacDonnell served as members, and Mr. Tauscher served as Chairman, of the Compensation and Stock Option Committee (the "Compensation Committee") of the Company's Board of Directors during fiscal 1999. Ms. Stirn became a member of the Compensation Committee on August 31, 1999. Mr. Hazen served as a member of the Section 162(m) Committee during fiscal 1999. Mr. Tauscher served as Chairman of the Section 162(m) Committee until his resignation from that committee on August 31, 1999, whereupon Ms. Stirn was appointed Chairman of the Section 162(m) Committee. Mr. Greene was a Vice President and Assistant Secretary of the Company from August 1986 to November 1986. No other member of the Compensation Committee or the Section 162(m) Committee is a current or former officer or employee of the Company or any of its subsidiaries.

     In July 1999, the Company and Randall's Food Markets, Inc. ("Randall's") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Randall's was merged with a subsidiary of the Company (the "Merger") and the shares of common stock of Randall's outstanding immediately prior to the effective time of the Merger were converted into the right to receive a total of $675.3 million in cash and 11.4 million shares of Common Stock. The Merger was consummated in September 1999. RFM Acquisition LLC, an affiliate of KKR, owned 18,579,686 shares of Randall's common stock and an option to purchase an additional 3,606,881 of such shares and received in the Merger in exchange for such shares and option a total of approximately $475.7 million and 8,027,964 shares of Common Stock. Messrs. Greene, Kravis, MacDonnell and Roberts are members of KKR 1996 GP, which is the sole general partner of the sole general partner of the sole member of RFM Acquisition LLC. KKR received a fee in the amount of $8.6 million for its advisory services in connection with the Merger.

     In connection with the Merger, all stock options held by directors of Randall's were canceled in exchange for cash and Common Stock. Each of Messrs. Greene, Kravis and Roberts were directors of Randall's and owned 5,000 shares of Randall's common stock and options to purchase 10,000 shares of Randall's common stock and each received, in exchange for his Randall's shares and director options, $267,450 and 4,516 shares of Common Stock.

     Safeway holds an 80% interest in Property Development Associates, a California general partnership formed in 1987 ("PDA"). The general partners of PDA are Pacific Resources Associates, L.P., a Delaware limited partnership ("PRA"), which is a company controlled by an affiliate of KKR, and Safeway. PDA was organized to purchase, manage and dispose of certain Safeway facilities which are no longer used in Safeway's retail grocery business. No properties were transferred in 1999 between the Company and PDA. During 1999, Safeway paid PDA $2.7 million for reimbursement of expenses related to management and real estate services provided by PDA in connection with certain of Safeway's properties no longer used in the retail grocery business. At year-end 1999, PDA held 186 properties which were recorded at an aggregate net book value of $97.6 million. The accounts of PDA are consolidated with those of the Company, and a minority interest of $19.9 million is included in accrued claims and other liabilities in the Company's consolidated balance sheet at year-end 1999. In March 2000, PDA transferred one leasehold property to the Company, which property had a net book value of $300,000. PDA made a corresponding distribution in cash to PRA in order to permit PRA to maintain its proportionate ownership interest in PDA. No gains or losses were recognized on this transaction in the Company's financial statements.

     In March 2000, Safeway transferred 27 non-operating properties to PRA for an aggregate purchase price of $37.58 million. The Company believes that the consideration paid by PRA for such properties is at least as favorable as could be obtained from an unrelated third party.

     In March 2000, the Company and PRA reached an agreement in principle to partition the properties owned by PDA between the Company and PRA according to their respective partnership interests and to wind down and dissolve PDA. The partition process will allow certain properties that are strategically valuable to Safeway to be independently appraised and allocated to Safeway. The remaining properties will be valued by mutual agreement of the parties or, if no agreement as to valuation is reached, by independent appraisal. Thereafter, the parties will take turns selecting properties according to their respective partnership interests until all properties have been selected, at which time there will be a compensating cash payment to reach an 80% - 20% allocation.

     During fiscal 1999, the Company paid approximately $275,000 in rent to Carmel Valley Partners with respect to a lease for one of the Company's retail grocery stores. Carmel Valley Partners is a general partnership 80% of which is owned by a subsidiary of Pacific Realty Associates, L.P., which is a partnership controlled by an affiliate of KKR. In addition, during fiscal 1999, the Company paid approximately $1.2 million in rent and maintenance fees to PDA with respect to leases for 13 of the Company's retail grocery stores. The Company believes that the rates charged with respect to the foregoing leases were the same as or less than the rates that could be obtained from unrelated third parties.

     In January 2000, the Company entered into a loan agreement with MainStreet pursuant to which the Company loaned MainStreet $2 million under a promissory note to assist MainStreet in paying certain expenses. The Company also entered into a non-binding letter of intent to invest $25 million in MainStreet, subject to certain conditions. The note is secured by all of MainStreet's personal property and intangibles and bears interest at 10% per annum. The note is due on the earlier of (a) termination of the letter of intent or (b) the date that the Company makes the investment in MainStreet as contemplated by the letter of intent. Mr. Tauscher is Chief Executive Officer of MainStreet and is expected to own a less than ten percent equity interest in MainStreet.

     In 1998, Mr. Tauscher purchased 4,467 shares of Common Stock of the Company pursuant to the Plan. In connection with such purchase, Mr. Tauscher delivered to the Company a full recourse note in the amount of $133,070 which matures in 2008 and bears interest at 5.75% per annum. Mr. Tauscher remained indebted to the Company for such amount (plus accrued interest) as of March 14, 2000.

     In 1999, Ms. Stirn purchased 3,457 shares of Common Stock of the Company pursuant to the Plan. In connection with such purchase, Ms. Stirn delivered to the Company a full recourse note in the amount of $139,900 which matures in 2009 and bears interest at 5.5% per annum. Ms. Stirn remained indebted to the Company for such amount (plus accrued interest) as of March 14, 2000.

                                   * * * * *

     The following Report of the Compensation Committee and of the Section 162(m) Committee and the Stock Performance Graph are not to be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                     REPORT OF THE SECTION 162(m) COMMITTEE

     The Company's policies with respect to the compensation of executive officers, which policies are approved by the Compensation Committee, are (1) to base a significant portion (up to approximately 55%) of total yearly compensation of executive officers on the performance of the Company and the individual performances of the executive officers, (2) to award the Company performance-based portions of compensation only when overall Company performance reaches pre-established levels, and (3) to pay base salaries and, subject to approval by the Section 162(m) Committee, award stock options to executive officers based on a review of competitive compensation practices of various industry groups and comparable size companies, overall financial, strategic and operational Company performance, improvement in market value of the Company's stock and each individual executive officer's performance.

     The relationship of Company performance to the compensation of executive officers, including the Chief Executive Officer ("CEO"), is as follows.

     The Company undertakes an annual planning process which culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for Company operating performance for the following year. The specific elements of Company operating performance that are relevant to compensation determinations are sales, operating profit and working capital. No operating performance-based compensation is awarded to executive officers, including the CEO, unless an operating performance threshold based upon target level performance is met. The operating performance threshold can be met only if specific performance thresholds for sales and operating profit are met. The amount of operating performance-based compensation awardable is then increased or decreased depending on the extent to which the working capital threshold is or is not met. If the operating performance threshold is met, operating performance-based compensation of up to 120% of the CEO's base salary is awarded based upon the extent to which Company performance exceeds the threshold, and executive officers other than the CEO are eligible to receive operating performance-based compensation up to a maximum percentage of each such executive officer's base salary, which maximum percentage ranges from 48% to 120%. The amount of operating performance-based compensation awarded to such executive officers may be reduced by the CEO and is based on individual, participant-specific performance factors, and the amount of a particular individual's award cannot exceed the maximum percentage for such individual. The foregoing ranges of percentages of base salary payable to the CEO and other executive officers were established based on a review of competitive compensation levels with a view to allowing for higher than average incentive compensation to supplement lower than average base compensation.

     Operating performance-based compensation may, at the option of the executive, be paid in cash, in stock, or in a combination of cash and stock. Based on actual operating results in 1999, Company performance exceeded the threshold of operating performance and, accordingly, operating performance-based compensation was awarded to the CEO and other executive officers.

     In addition to operating performance-based compensation, the most senior executive officers who are responsible for making capital investment decisions, including the CEO, are also eligible for capital performance-based compensation, payment of which is contingent on new capital investments of the Company achieving targeted rates of return established at the outset of each new capital investment project. Capital performance is measured for the first and third years following completion of a particular project. With respect to each such year, if the capital performance threshold is met, compensation of up to 15% (for a total of up to 30%) of the executive officer's base salary is awarded based upon the extent to which capital performance exceeded the threshold. The foregoing percentage was established at a level intended to emphasize the importance of capital spending to the Company's business. Based on the results of the measured projects, all of which exceeded the pre-established targeted rates of return, the CEO and certain other executive officers earned a capital performance-based bonus in 1999 with respect to measured first and third year projects.

     Base salaries are evaluated annually for all executive officers, including the CEO. Base salaries for executive officers, including the CEO, are based in part on overall financial, strategic and operational Company performance, improvement in market value of the Company's stock, individual performance and competitive salary levels. Of these factors, the most significance is accorded to overall Company performance and improvement in market value of the Company's stock, followed by individual performance and competitive salary levels. The determination of whether to make certain one-time payments, such as signing bonuses, including the amount of any such payments, is evaluated on a case-by-case basis. Competitive compensation practices are reviewed by position and various industry groups, and this competitive data is used to determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. The companies surveyed for this purpose include grocery companies and non-grocery companies. The non-grocery companies were selected because they were considered to be the significant competitors with respect to executive officer positions. All grocery companies whose executive pay practices were surveyed for this purpose are included in the peer group identified in footnote (a) to the Stock Performance Graph set forth elsewhere in this proxy statement, except for those companies whose common stock was not publicly traded for the period covered by the Stock Performance Graph. The Company's executive salary levels, including with respect to the CEO, generally are at the median of or lower than the executive compensation levels of the companies surveyed.

     Stock option grants are considered periodically by the Section 162(m) Committee for all executive officers, including the CEO. A primary consideration in granting stock options is to encourage members of management to hold significant equity ownership in the Company. The aggregated option exercise table shows stock options owned by the individuals named in the Summary Compensation Table. The amounts of stock options granted in any given year, including those granted to executive officers, are derived based upon the same factors, and with the same relative significance, as are set forth in the preceding paragraph with respect to establishment of base salary levels, although less weight is accorded to competitive compensation levels because of the difficulty in making a meaningful comparison with respect to stock options. All stock option grants to executive officers are subject to approval by the
Section 162(m) Committee.

     The Compensation Committee and the Section 162(m) Committee believe that the executive compensation policies and programs described above serve the interests of all stockholders and the Company and substantially link compensation of the Company's executive officers with the Company's performance.

     During 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (defined as the CEO and the Company's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993 and compensation which constitutes "performance-based compensation" is excludable in applying the $1 million limit. It is the Company's policy to qualify all compensation paid to its top executives, in a manner consistent with the Company's compensation policies, for deductibility under the 1993 law in order to maximize the Company's income tax deductions. However, this policy does not rule out the possibility that compensation may be approved that may not qualify for the compensation deduction, if in light of all applicable circumstances it would be in the best interests of the Company for such compensation to be paid.

Compensation and Stock Option Committee:   Section 162(m) Committee:
William Y. Tauscher                        Rebecca A. Stirn
James H. Greene, Jr.                       Paul Hazen
Paul Hazen
Robert I. MacDonnell
Rebecca A. Stirn

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its common stock to that of the S&P 500 and a group of peer companies in the retail grocery industry.

                                                         SAFEWAY                     S&P 500                  PEER GROUP(A)
                                                         -------                     -------                  -------------
12/30/94                                                 100.00                      100.00                      100.00
12/29/95                                                 161.57                      134.69                      133.49
12/31/96                                                 268.24                      162.24                      170.61
12/31/97                                                 396.86                      212.24                      230.17
12/31/98                                                 764.71                      269.39                      346.47
12/31/99                                                 448.63                      321.43                      245.57

---------------
(a) The peer group companies are: The Kroger Co., Safeway Inc., The Great Atlantic & Pacific Tea Company, Inc., Winn-Dixie Stores, Inc., Albertson's Inc., Delhaize America, Inc. (formerly Food Lion, Inc.) ("Delhaize"), and Hannaford Bros. Co. ("Hannaford"). In August 1999, Delhaize and Hannaford announced that Delhaize had agreed to acquire Hannaford, which acquisition is pending as of the date of this proxy statement. The peer group does not include American Stores Company or Fred Meyer, Inc., each of which had been included in the 1998 peer group, because American Stores Company was acquired by Albertson's, Inc. in June 1999, and Fred Meyer, Inc. was acquired by The Kroger Co. in May 1999.

                       OPTION GRANTS IN 1999 FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during fiscal 1999 to each of the individuals identified in the Summary Compensation Table.

                                            INDIVIDUAL GRANTS
                   --------------------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                             % OF TOTAL                                    AT ASSUMED ANNUAL RATES OF
                                              OPTIONS                                     STOCK PRICE APPRECIATION FOR
                         NUMBER OF            GRANTED                                            OPTION TERM(C)
                   SECURITIES UNDERLYING    TO EMPLOYEES    EXERCISE PRICE   EXPIRATION   -----------------------------
      NAME          OPTIONS GRANTED(#)     IN FISCAL 1999     ($/SHARE)         DATE          5%($)          10%($)
      ----         ---------------------   --------------   --------------   ----------   -------------   -------------
Steven A. Burd...               --              --
Kenneth W.
  Oder...........               --              --
David G. Weed....               --              --
Larree M.
  Renda..........        150,000(a)            2.3             30.9375        12/11/09      2,918,464       7,395,961
Michael C.
  Ross...........        100,000(b)            1.5              52.375         3/31/09      3,293,836       8,347,226

---------------
(a) Options granted under the 1999 Equity Participation Plan. Options vest at a rate of 15% per year beginning with the anniversary of the date of grant through the sixth anniversary of the date of grant, with the remaining 10% becoming exercisable on the seventh anniversary of the date of the grant. Upon the occurrence of a Change in Control of the Company, options shall become exercisable as to all shares covered thereby, notwithstanding that such options may not have fully vested at such time. A "Change in Control of the Company" is deemed to have occurred (pursuant to the provisions of the individual stock option agreement) generally when: (i) any person (other than an employee benefit plan of the Company) becomes the beneficial owner of 25% or more of the Company's then-outstanding voting securities; or (ii) as a result of a tender offer or exchange offer for Company securities, or as a result of a proxy contest, merger, consolidation or sale of assets, individuals who at the beginning of any two-year period constitute the Board, plus new directors whose election was approved by a vote of at least 2/3 of the continuing board members (the "Continuing Board Members"), cease to constitute a majority of the Board; or (iii) the Company's security holders approve (A) a merger or consolidation of the Company with any other corporation, other than that which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the surviving corporation's then outstanding voting securities, or (B) a plan of complete liquidation of the Company or a sale of all or substantially all of the Company's assets. Notwithstanding the foregoing definition, none of the foregoing events shall constitute a Change in Control of the Company if prior to the occurrence of the event, the Continuing Board Members unanimously approve the event.

(b) Options granted under the 1994 Amended and Restated Stock Option and Incentive Plan for Key Employees. Options vest at a rate of 15% per year beginning with the anniversary of the date of grant through the sixth anniversary of the date of grant, with the remaining 10% becoming exercisable on the seventh anniversary of the date of the grant. Upon the occurrence of a Change in Control of the Company, options shall become exercisable as to all shares covered thereby, notwithstanding that such options may not have fully vested at such time. A "Change in Control of the Company" is deemed to have occurred (pursuant to the provisions of the individual stock option agreement) generally when: (i) any person (other than an employee benefit plan of the Company) becomes the beneficial owner of 50% or more of the Company's then-outstanding voting securities; or (ii) as a result of a tender offer or exchange offer for Company securities, or as a result of a proxy contest, merger, consolidation or sale of assets, the Continuing Board Members cease to constitute a majority of the Board; or
    (iii) the Company's security holders approve (A) a merger or consolidation of the Company with any other corporation, other than that which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the surviving corporation's then outstanding voting securities, or (B) a plan of complete liquidation of the Company or a sale of all or substantially all of the Company's assets. Notwithstanding the foregoing definition, none of the foregoing events shall constitute a Change in Control of the Company if (x) immediately after the occurrence of the event, SSI Associates, L.P., KKR Partners II, L.P. or any other affiliated entity is the beneficial owner of 30% or more of the Company's then-outstanding voting securities or (y) prior to the occurrence of the event, the Continuing Board Members unanimously approve the event.

(c) The assumed annual rates of appreciation in the table are shown for illustrative purposes only pursuant to applicable SEC requirements. Actual values realized on stock options are dependent on actual future performance of the Company's stock, among other factors. Accordingly, the amounts shown may not necessarily be realized.

                    AGGREGATED OPTION EXERCISES DURING 1999
               FISCAL YEAR AND 1999 FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning exercise of stock options during fiscal 1999 by each of the individuals identified in the Summary Compensation Table and the value of unexercised options at the end of fiscal 1999.

                                                        NUMBER OF                VALUE OF
                                                  SECURITIES UNDERLYING        UNEXERCISED
                     SHARES                        UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                    ACQUIRED                       AT 1999 YEAR-END(#)    AT 1999 YEAR-END($)(B)
                   ON EXERCISE   VALUE REALIZED       EXERCISABLE/             EXERCISABLE/
      NAME             (#)           ($)(A)           UNEXERCISABLE           UNEXERCISABLE
      ----         -----------   --------------   ---------------------   ----------------------
Steven A. Burd...         --              --            4,162,262/             125,244,185/
                                                        1,520,000               14,593,750
Kenneth W.
  Oder...........    200,000       9,443,000            1,930,000/              55,885,625/
                                                          670,000                9,764,375
David G. Weed....         --              --              295,000/               8,586,250/
                                                          175,000                2,752,500
Larree M.
  Renda..........         --              --              349,500/               9,642,841/
                                                          312,500                4,080,465
Michael C.
  Ross...........    150,000       7,556,258              620,000/              19,631,875/
                                                          230,000                4,061,875

---------------
(a) Value realized is (i) the fair market value of the stock at the date of exercise less the exercise price of the options exercised multiplied by (ii) the number of shares represented by such options.

(b) Potential unrealized value is (i) the fair market value at fiscal 1999 year-end ($35.75 per share) less the exercise price of "in-the-money," unexercised options multiplied by (ii) the number of shares represented by such options.

PENSION PLANS

     Pension benefits are provided to the executive officers of the Company under the Employee Retirement Plan, a qualified defined benefit pension plan, and the Retirement Restoration Plan (collectively, the "Retirement Plans"). The Retirement Restoration Plan became effective on January 1, 1994. It provides benefits to certain employees, including the individuals named in the Summary Compensation Table, that cannot be paid under the qualified Employee Retirement Plan due to Internal Revenue Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid. The Retirement Restoration Plan also recognizes any compensation deferred under the Company's Deferred Compensation Plans for purposes of determining such benefits.

     Effective July 1, 1999, the Employee Retirement Plan was amended to provide benefits primarily under a cash balance formula. Benefits accrued prior to the change were converted to an opening cash balance as of July 1, 1999 equal to the present value of accrued benefits on June 30, 1999. Future benefits under the cash balance formula are accrued by the addition of compensation-based credits and interest credits to each participant's cash balance until retirement. Investment credits are based on the annual rate of return on 30-year treasury securities.

     The normal retirement age is age 65 in the Retirement Plans, with reduced early retirement benefits available at any time following termination of employment. The normal retirement benefit is determined as a life annuity that is actuarially equivalent (based on the annual rate of return on 30-year treasury securities and mortality assumptions specified in the Employee Retirement Plan) to the cash balance at retirement. Active participants as of June 30, 1999 are also eligible for a minimum benefit based on the benefit formulas under the Retirement Plans in effect prior to July 1, 1999, under which benefits continue to accrue for a period of seven years from the date of the change.

     For the purposes of the Retirement Plans, compensation-based credits are determined as a percent of compensation which includes pay earned from full-time employment, contingent pay and pay for part-time employment, but excludes stock options and any special pay made solely in the discretion of the employer. The percentage applied to each year's compensation increases with years of participation in the Retirement Plans (from 6% upon commencement of participation to a maximum of 13% after completing 25 years of participation). Compensation under the cash balance formula for the individuals named in the Summary Compensation Table generally corresponds with the aggregate of the earned salary, plus bonuses and long-term compensation for each such person.

     The following table illustrates estimated total annual retirement benefits under the Retirement Plans for each of the named executive officers payable as a single life annuity. These estimated benefits are based on an assumed interest credit percentage of 7% and no future increases in compensation under the Retirement Plans.

                                                            YEAR      ESTIMATED
                                                          REACHING     ANNUAL
                         NAME                              AGE 65      BENEFIT
                         ----                             --------    ---------
S. A. Burd............................................      2014      $663,911
K. W. Oder............................................      2012       349,648
D. G. Weed............................................      2016       353,219
L. M. Renda...........................................      2023       639,080
M. C. Ross............................................      2013       226,256

                                   PROPOSAL 2

                            STOCKHOLDER PROPOSAL #1

     The Sisters of Notre Dame de Namur, 14800 Bohlman Road, Saratoga, California 95070-6399, who are the owners of 8,800 shares of Common Stock, and The Educational Foundation of America, 35 Church Lane, Westport, Connecticut 06880-3504, which is the owner of 26,800 shares of Common Stock, have given notice that they jointly intend to present for action at the Annual Meeting the following resolution:

          WHEREAS: International markets for genetically engineered (GE) foods are threatened by extensive resistance to gene protection technology, transgenic technology and genetically altered foods;

          Several of Europe's largest food retailers, including Tesco, Sainsbury Group, Carrefour, and Rewe, have committed to removing GE ingredients from their store-brand products;

          In the UK, three fast-food giants -- McDonald's, Burger King and Kentucky Fried Chicken -- are eliminating GE soya and corn ingredients from their menus;

          Gerber Products Co. announced in July 1999 that they would not allow GE corn or soybeans in any of their baby foods;

          Archer Daniels Midland asked its grain suppliers in August 1999 to segregate their genetically engineered crops from conventional crops;

          There is increasing scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment;

          The U.S. Department of Agriculture has acknowledged (July 13, 1999) the need to develop a comprehensive approach to evaluating long-term and secondary effects of GE products;

          Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;

          In 1998, research showed that Bt crops are building up Bt toxins in the soil;

          In 1999, the European Union suspended approval of new genetically engineered organisms until a new safety law for genetically engineered organisms is implemented in 2002. This followed a new study that showed Bt corn pollen may harm monarch butterflies.

          In the U.S., we have a long tradition of citizens' "Right to Know"; an expression of this includes the current laws requiring nutritional labeling of foods;

          A January 1999 Time/CNN poll indicated that 81% of Americans said that GE food should be labeled as such;

          GE crops may incorporate genes that are allergens or from animal species. Individuals cannot avoid them for health or religious reasons unless they are labeled;

          The European Union requires labeling of GE foods, as will Japan, New Zealand, and Australia.

          RESOLVED: Shareholders request the Board of Directors to adopt a policy of removing genetically engineered crops, organisms, or products thereof from all products sold under its brand names or private labels, where feasible, until long-term safety testing has shown that they are not harmful to humans, animals, and the environment; with the interim step of labeling and identifying these products that may contain these ingredients, and reporting to the shareholders by August 2000.

     The following statement was submitted in support of such resolution:

          We believe that this technology involves significant social, economic, and environmental risks. Our company should take a leadership position in delaying market adoption of genetically engineered crops and foods. Failure to do so could leave our company financially liable, should detrimental effects to public health or the environment appear in the future.

     The Board of Directors recommends a vote against this proposal for the following reasons.

     We share and actively support our customers' interests in food safety. We also believe consumers have a right to relevant information about the food they buy so that they can make informed purchasing decisions. As a retailer, however, we are neither qualified nor entitled to establish food safety regulations and labeling requirements.

     To date, the Food and Drug Administration, the Environmental Protection Agency, the U.S. Department of Agriculture, the World Health Organization, the American Medical Association and the American Dietetic Association have generally endorsed the use of genetic modification and food biotechnology and stand firmly behind their safety. The FDA already requires labeling of genetically engineered foods if the food is significantly changed from its traditional form (for instance, if the nutritional content is altered), or if there is a potential health or safety effect (such as the presence of an allergen). We believe that the FDA's regulations in this area are based on sound scientific principles, and that the FDA possesses the best available safety and risk assessment procedures. Moreover, we believe that the FDA and other regulatory authorities who are charged with protecting the health and safety of the public and the environment are the proper entities, rather than a retailer like Safeway, to evaluate and make judgments about the sale and labeling of genetically engineered products. Safeway complies, and will continue in the future to comply, with all government food labeling regulations.

     This proposal is not practicable because Safeway would have serious difficulty determining what constitutes "genetically engineered crops, organisms or products thereof." FDA Commissioner Jane E. Henney, M.D. has stated that virtually all crops have been genetically modified through traditional plant breeding for more than a hundred years. Even if we could determine what constituted "genetically engineered" ingredients, we believe it is currently impracticable for us to identify which of our private label products contain these ingredients. We understand that certain genetically engineered ingredients are so similar to their unmodified counterparts that they are virtually undetectable with current testing techniques. It would be impracticable (even if we had the testing capability) for our quality assurance operations to identify all genetically engineered foods in our private label products and to label them accordingly. Moreover, we do not believe we could require food manufacturers to test for and label genetically engineered ingredients that may be used in our private label products. Therefore, we do not believe it would be possible for Safeway to enforce the policy requested by the proposal.

     We also understand that the use of genetic engineering with respect to certain staple foods (such as soybeans) is widespread in the U.S. Even when these foods are produced in unmodified form, under current practices they are combined with other genetically engineered foods during storage and distribution, making it extremely difficult, if not impossible, for us to obtain these staple foods, in an unmodified or uncombined form, in sufficient quantities for sale or processing of private label food products.

     If we were simply to label all of our private label products as possibly, but not necessarily, containing genetically engineered ingredients, we would face additional problems. Labeling a product to say that it "may" contain genetically engineered ingredients would not advance the consumer's ability to make an informed choice, would create confusion and would likely place Safeway's products at a competitive disadvantage. Because other products would not be required to carry the same label information, consumers who are concerned about genetically engineered ingredients might choose a competing product which itself might contain genetically engineered ingredients but not be so labeled. Moreover, because private label products are intended generally to provide a lower-priced alternative to national brand items, they tend to follow the national brands regarding product specifications and in response to consumer trends. Safeway would likely face significant competitive harm if it were required to take a novel position in the market regarding the use and labeling of genetically engineered ingredients in its private label products.

     Accordingly, we believe that this proposal is impracticable and, even if it could be implemented, could put Safeway at a competitive disadvantage.

     The Board unanimously recommends a vote AGAINST the adoption of this stockholder proposal. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve the adoption of this stockholder proposal. Unless otherwise instructed, proxies will be voted AGAINST approval of adoption of this stockholder proposal.

                                   PROPOSAL 3

                            STOCKHOLDER PROPOSAL #2

     Mrs. Evelyn Y. Davis, 2600 Virginia Ave., N.W. #215, Washington, D.C. 20037, who is the owner of 800 shares of Common Stock, has given notice that she intends to present for action at the Annual Meeting the following resolution:

          RESOLVED: That the stockholders of Safeway Inc., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

     The following statement was submitted in support of such resolution:

          REASONS: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year, the owners of 134,745,708 shares, representing approximately 38% of the shares voting, voted FOR this proposal.

     If you AGREE, please mark your proxy FOR this resolution.

BOARD RECOMMENDATION

     The Board of Directors recommends a vote against this proposal for the following reasons:

     This proposal was presented at the 1997, 1998 and 1999 Annual Meetings. Owners of 311,073,422, 235,129,073 and 220,825,231 shares, respectively, representing approximately 81%, 61% and 62%, respectively, of the shares voting on the proposal, voted against the proposal or abstained.

     The Company's present system for election of directors, which is like that of many major publicly traded corporations, allows all stockholders to vote on the basis of their share ownership. The Board of Directors believes that this method is the fairest and is most likely to produce a Board which will effectively represent the interests of all of the Company's stockholders.

     In contrast, cumulative voting promotes special interest representation on the Board. This, in turn, can lead to factionalism and contention among directors, which could have a negative impact on the Company and its stockholders. In addition, the use of cumulative voting has declined significantly over the years. Many companies have eliminated cumulative voting, and most states that once mandated cumulative voting in corporate elections have repealed that requirement.

     The proponent of this proposal has offered no evidence that cumulative voting would produce a more qualified or effective Board of Directors for Safeway, nor has the proponent expressed any concerns regarding the members of Safeway's Board, any particular action of the Board or the effectiveness of the Board. Moreover, the Company's financial and operational performance in recent years suggests that there is no reason for any change in the method of voting for Safeway's directors.

     Accordingly, we believe that the present method of voting best promotes the election of directors who will represent the interests of the stockholders as a whole and that there have been no valid reasons submitted for implementing cumulative voting.

     The Board unanimously recommends a vote AGAINST the adoption of this stockholder proposal. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve the adoption of this stockholder proposal. Unless otherwise instructed, proxies will be voted AGAINST approval of adoption of this stockholder proposal.

                                   PROPOSAL 4

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, acting on the recommendation of its Audit Committee, has selected the firm of Deloitte & Touche LLP, which has served as independent auditors of the Company since 1987, to conduct an audit, in accordance with generally accepted auditing standards, of the Company's consolidated financial statements for the 52-week fiscal year ending December 30, 2000. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Board, although the Board of Directors will not be required to select different independent auditors for the Company. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of Deloitte & Touche LLP.

                                    GENERAL

STOCKHOLDER PROPOSALS

     Stockholder proposals for presentation at the 2001 Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before December 2, 2000. The Company's Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 50 to 75 days before the meeting (or, if less than 65 days' notice or prior public disclosure of the meeting date is given, within 15 days after such notice was mailed or publicly disclosed, whichever first occurs). Such notice must set forth certain information specified in the Company's Bylaws.

ANNUAL REPORT

     The Company's Annual Report to Stockholders for the fiscal year ended January 1, 2000 is being mailed to all stockholders of record with this Proxy Statement.

                                          By Order of the Board of Directors,

                                          MICHAEL C. ROSS
                                          Secretary

Dated: March 28, 2000

                                [RECYCLING LOGO]
                           Printed on recycled paper

                                  SAFEWAY INC.
                  PROXY - For the Annual Meeting - May 9, 2000

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
   PROXY

   The undersigned, having received the Notice of Meeting and Proxy Statement dated March 28, 2000, appoints Steven A. Burd and Michael C. Ross, and each or any of them as Proxies, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the San Ramon Marriott Hotel, 2600 Bishop Drive, San Ramon, California on Tuesday, May 9, 2000, at 1:30 p.m. or at any and all adjournments thereof, with all powers which the undersigned would possess if personally present.

   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED UNDER ITEM (1), "FOR" THE PROPOSAL DESCRIBED IN ITEM (4) AND "AGAINST" THE STOCKHOLDER PROPOSALS DESCRIBED IN ITEMS (2) AND
   (3), ALL OF SAID ITEMS BEING MORE FULLY DESCRIBED IN THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT. IF ANY OF THE NAMED NOMINEES SHOULD BECOME UNAVAILABLE PRIOR TO THE ANNUAL MEETING, THE PROXY WILL BE VOTED FOR ANY SUBSTITUTE NOMINEE OR NOMINEES DESIGNATED BY THE BOARD OF DIRECTORS. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                     SEE REVERSE
                                                                         SIDE

    Please mark your
[X] votes as in this
    example.

The Board of Directors recommends a vote AGAINST stockholder proposals 2 and 3 and FOR proposal 4.

               FOR      WITHHELD                     FOR       AGAINST   ABSTAIN
1. Election of                     Nominees:         [ ]         [ ]       [ ]
   Directors                       James H.
                                   Greene, Jr.
                                   Paul Hazen
                                   Hector Ley Lopez


For, except vote withheld for the following nominee(s):


---------------------------------------------------
                                                   2. Stockholder proposal on
                                                      policy of removing
                                                      genetically engineered
                                                      foods from private label
                                                      products.

                                                   3. Stockholder proposal on
                                                      cumulative voting.


                                                   4. Appointment of Deloitte &
                                                      Touche LLP as independent
                                                      auditors for fiscal year
                                                      2000.

                                                   5. In accordance with the
                                                      judgments of the proxies,
                                                      upon such other business
                                                      as may properly come
                                                      before the meeting and at
                                                      any and all adjournments
                                                      thereof.

Please date and sign exactly as name appears hereon.
Joint owners should each sign. The full name or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.

                                                     MARK HERE
                                                     FOR ADDRESS
                                                     CHANGE AND
                                                     NOTE AT LEFT
----------------------------------------------------

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SIGNATURE(S)            DATE